Filed Pursuant to Rule 424(b)(2)

Registration No. 333-137598

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered/ Proposed Maximum Aggregate Offering Price Per Security/Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)
Common Shares, par value $0.01 per share	$147,200,000	$8,213.76

(1)	Estimated solely for purposes of determining the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.
(2)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933.

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-137598

PROSPECTUS SUPPLEMENT

To Prospectus dated May 12, 2008

4,000,000 Shares

Nordic American Tanker Shipping Limited

COMMON SHARES

Nordic American Tanker Shipping Limited is offering for sale 4,000,000 of its common shares.

Our common shares are listed on the New York Stock Exchange, or NYSE, under the symbol “NAT.” On May 12, 2009, the closing price of our common shares on the New York Stock Exchange was $36.08 per share.

Investing in our common shares involves a high degree of risk. See the sections entitled “Risk Factors” on page S-6 of this prospectus supplement and in our annual report for the fiscal year ended December 31, 2008, filed on May 11, 2009, and incorporated herein by reference.

PRICE $32.00 A SHARE

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Company
Per Share	$32.00	$1.25	$30.75
Total	$128,000,000	$5,000,000	$123,000,000

We have granted the underwriters a 30-day option to purchase up to 600,000 additional shares to cover any over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these common shares or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares to purchasers on or about May 18 , 2009.

MORGAN STANLEY

DNB NOR MARKETS

May 12 , 2009

Nordic Fighter

Nordic Moon

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IMPORTANT NOTICE ABOUT INFORMATION IN THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the base prospectus. The second part, the base prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to this offering. Generally, when we refer only to the prospectus, we are referring to both parts combined, and when we refer to the accompanying prospectus, we are referring to the base prospectus.

If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell, and seeking offers to buy, common shares only in jurisdictions where offers and sales are permitted. The information contained in or incorporated by reference in this document is accurate only as of the date such information was issued, regardless of the time of delivery of this prospectus supplement or any sale of our common shares.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Matters discussed in this prospectus and the documents incorporated by reference in this prospectus may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements, which include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection with this safe harbor legislation. This document and any other written or oral statements made by us or on our behalf may include forward-looking statements which reflect our current views with respect to future events and financial performance. The words “believe,” “anticipate,” “intend,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” “expect,” “pending” and similar expressions identify forward-looking statements.

The forward-looking statements in this document are based upon various assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records and data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

The factors discussed under the caption “Risk Factors” and matters discussed elsewhere in this prospectus and in the documents incorporated by reference in this prospectus could cause actual results to differ materially from those discussed in the forward-looking statements.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the common shares offered by this prospectus in any jurisdiction where action for that purpose

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is required. The common shares offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common shares offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Common shares may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 and the Exchange Control Act 1972, and related regulations of Bermuda which regulate the sale of securities in Bermuda. In addition, specific permission is required from the Bermuda Monetary Authority, or the BMA, pursuant to the provisions of the Exchange Control Act 1972 and related regulations, for all issuances and transfers of securities of Bermuda companies, other than in cases where the BMA has granted a general permission. The BMA in its policy dated June 1, 2005 provides that where any equity securities, including our common shares, of a Bermuda company are listed on an appointed stock exchange, general permission is given for the issue and subsequent transfer of any securities of a company from and/or to a non-resident, for as long as any equities securities of such company remain so listed. The NYSE is deemed to be an appointed stock exchange under Bermuda law.

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PROSPECTUS SUPPLEMENT SUMMARY

This section summarizes some of the information that is contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. As an investor or prospective investor, you should review carefully the entire prospectus supplement and the accompanying prospectus, any free writing prospectus that may be provided to you in connection with the offering of the common shares and the information incorporated by reference in this prospectus supplement and the accompanying prospectus, including the sections entitled “Risk Factors” included on page S-6 of this prospectus supplement and in our Annual Report on Form 20-F for the fiscal year ended December 31, 2008, filed on May 11, 2009.

In this prospectus supplement, “we,” “us,” “our” and “the Company” all refer to Nordic American Tanker Shipping Limited. Terms used in this prospectus supplement will have the meanings described in the base prospectus, unless otherwise specified. The common shares offered by this prospectus supplement include the related preferred stock purchase rights. Unless otherwise indicated, all information in this prospectus supplement assumes that the underwriters’ option to purchase up to 600,000 additional shares to cover over-allotments is not exercised.

Our Company

We are an international tanker company that, as of March 31, 2009, owned 13 modern double-hull Suezmax tankers, and we have agreed to acquire an additional three double-hull Suezmax tankers, of which two are newbuildings as described below and one is an existing vessel that we agreed to acquire on May 5, 2009, as described below under “—Recent Developments.” The existing 13 vessels average approximately 155,000 dwt each. As of May 11, 2009, we have chartered 12 of our 13 existing vessels in the spot market pursuant to cooperative arrangements with third parties and have bareboat chartered one vessel to Gulf Navigation Company LLC, or Gulf Navigation, of Dubai, United Arab Emirates.

We were formed in June 1995 for the purpose of acquiring and chartering three double-hull Suezmax tankers that were built in 1997. These three vessels were initially bareboat chartered to BP Shipping Ltd., or BP Shipping, for a period of seven years. BP Shipping re-delivered these three vessels to us in September 2004, October 2004 and November 2004, respectively. We continued contracts with BP Shipping by time chartering two of our original vessels back to BP Shipping at spot market related rates for three year terms that expired in the fourth quarter of 2007. These two vessels are currently chartered in the spot market pursuant to cooperative agreements with third parties. We have bareboat chartered the third of our original three vessels to Gulf Navigation at a fixed rate charterhire for a five year term that expires in November 2009, subject to two one-year extensions at Gulf Navigation’s option. In November 2008, Gulf Navigation exercised its first one-year option and extended the bareboat charter of Gulf Scandic for one additional year until November 2010. Our fourth vessel was delivered to us in November 2004, our fifth and sixth vessels in March 2005, our seventh vessel in August 2005, our eighth vessel in November 2005, our ninth vessel in April 2006, our tenth and eleventh vessels in November 2006, our twelfth vessel in December 2006 and our thirteenth in February 2009. These vessels are currently chartered in the spot market pursuant to cooperative agreements with third parties.

In November 2007, we agreed to acquire two Suezmax newbuildings to be built at Bohai Shipyard in China. We acquired these two newbuildings from First Olsen Ltd. for a price at delivery of $90 million per vessel for which we have paid a deposit of $18 million in aggregate. The acquisitions will be financed by borrowings under our $500 million revolving credit facility, or our Credit Facility.

Recent Developments

On May 5, 2009, we announced an agreement to acquire from an unaffiliated third party, a 2002-built, modern double-hull Suezmax tanker with a carrying capacity of 149,921 dwt for an aggregate purchase price of $57.0 million, for which we have paid a deposit of $5.7 million. We expect to take delivery of this vessel no later than July 15, 2009. We expect to fund the purchase price of the vessel from our capital resources. The new vessel will be operated in the spot market or on spot related time charters.

In February 2009, we declared a dividend of $0.87 per share in respect of the fourth quarter of 2008 which was paid to shareholders in March 2009.

In May 2009, we declared a dividend of $0.88 per share in respect of the first quarter of 2009 which is payable on or about June 3, 2009 to shareholders of record on May 20, 2009.

The two Suezmax newbuildings to be built at Bohai Shipyard were originally scheduled for delivery by the end of December 2009 and April 2010, respectively. The sellers have advised us that the expected delivery of the two vessels has been delayed by 30 days and 15 days, respectively.

Industry Developments

The development of the world economy is very significant for the tanker industry. There is a significant contraction of demand in the world economy. The present downturn did not influence the Suezmax tanker market to any significant degree during the first quarter of 2009. Production and consumption locations are of particular importance to our industry. Transportation volume times distance – or ton miles – is a key measurement. Because production and consumption locations continue to diverge, leading to long-haul demand growth, the tanker spot market may be relatively shielded from global economic softening. Through the first quarter of 2009, Suezmax tanker rates have so far been below 2008 levels but able to maintain satisfactory levels, consistent with historical levels, as indicated elsewhere in this section. However, Suezmax tanker rates have currently come under some pressure. For the Company, a lower freight tanker market can be expected to result in a lower dividend. However, if a lower freight market results in lower vessel prices, such a development would be an advantage for the Company because we would be in a position to acquire further vessels inexpensively compared to historical levels.

It is apparent that some shipping companies are now facing challenges when it comes to the financing of their large newbuilding programs, as shipping banks are more restrictive than before in granting credit. Such an environment offers the Company the opportunity to improve its relative competitive position as there may be opportunities to make accretive acquisitions.

While the recession evolving internationally is expected to reduce the demand for transportation capacity, the demand side for tankers is expected to continue to be impacted positively by the use of tankers as storage. Due to the so-called “contango” situation, i.e., the future oil price is above the current spot oil price, charterers may find it commercially worthwhile to purchase oil in the spot market and store the oil in tankers while simultaneously selling the same oil for forward delivery. Currently, market reports indicate that approximately 70 very large crude carriers (VLCCs) are being used for storage purposes, thereby reducing the supply of tanker tonnage for the time being. Whether this situation will continue will depend upon the development of the spot oil price compared with the future oil price.

On the supply side, it is expected that the current financial upheaval may delay deliveries of newbuildings and may also lead to the cancellation of newbuilding orders. We may also see that shipping companies with high debt or other financial commitments may experience problems which could lead to foreclosures.

The average daily rate for our spot vessels was $41,600 per day net to us during the first quarter of 2009, compared with $46,600 for the first quarter of 2008 and $40,157 per day for the fourth quarter of 2008. The average spot market rate for modern Suezmax tankers, according to the Imarex Tanker Index, or Imarex, was $21,025 per day for the month of April. The rates as reported by Imarex may vary from the actual rates we achieve in the market. As a matter of policy we do not predict short term spot tanker rates, which may be expected to remain volatile. Our cash break-even level is below $10,000 per day per vessel. Please see our Report on Form 6-K filed on May 12, 2009 for more information.

The graph shows the average yearly spot rates since 2000 as reported by R.S. Platou Economic Research a.s. The rates as reported by shipbrokers may vary from the actual rates we achieve in the market.

We believe it is an advantage for the Company to have its vessels in two cooperative arrangements which, in total, commercially manage approximately 50 Suezmax vessels.

The Offering

Common shares offered by this prospectus supplement	4,000,000

Common shares to be outstanding immediately after this offering	41,975,312

Use of Proceeds	We estimate that the net proceeds from this offering, after deducting estimated expenses relating to this offering, will be approximately $122.40 million assuming no exercise of the over-allotment option granted to the underwriters, and $140.85 million assuming full exercise of the over-allotment option. The net proceeds of the offering are expected to be used to fund further acquisitions under planning and for general corporate purposes. We refer you to the section entitled “Use of Proceeds.”

New York Stock Exchange Symbol	“NAT”

Risk Factors:	Investing in our common shares involves risks. You should carefully consider the risks discussed under the caption “Risk Factors” in this prospectus supplement and in our Annual Report on Form 20-F for the fiscal year ended December 31, 2008, filed on May 11, 2009, which is incorporated by reference in this prospectus supplement and the accompanying prospectus, and under the caption “Risk Factors” or any similar caption in the documents that we subsequently file with the Securities and Exchange Commission, or the Commission, that are incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus, and in any free writing prospectus that you may be provided in connection with the offering of common shares pursuant to this prospectus supplement and the accompanying prospectus.

The number of shares to be outstanding after this offering is based on 37,893,679 shares issued and outstanding as of May 11, 2009 and includes an additional 81,633 restricted common shares to be issued under the Management Agreement to Scandic American Shipping Ltd., or the Manager, following the closing of this offering to maintain the number of common shares issued to the Manager at 2% of our total outstanding common shares, but excludes (i) 400,000 common shares that are reserved for issuance upon exercise of options, as restricted share grants or otherwise, under our 2004 Stock Incentive Plan, (ii) 1,664,450 common shares that may be issued under our Dividend Reinvestment and Direct Stock Purchase Plan, and (iii) the underwriters’ option to purchase up to 600,000 additional shares to cover any over-allotments. See “Underwriting.”

Summary Financial Information

	Year ended December 31,			Three months ended March 31, (unaudited)
All figures in thousands of USD except share data	2008	2007	2006	2009	2008
Voyage revenue	228,000	186,986	175,520	45,146	51,726
Voyage expenses	(10,051)	(47,122)	(40,172)	(844)	(4,851)
Vessel operating expenses – excl. depreciation expense presented below	(35,593)	(32,124)	(21,102)	(9,346)	(8,442)
General & administrative expenses	(12,785)	(12,132)	(12,750)	(4,537)	(1,989)
Depreciation	(48,284)	(42,363)	(29,254)	(12,884)	(11,414)

Net operating income	121,288	53,245	72,242	17,535	25,030

Interest income	931	904	1,602	208	217
Interest expense	(3,392)	(9,683)	(6,339)	(534)	(1,725)
Other financial (expense) income	17	(260)	(112)	1	(107)

Total other expenses	(2,443)	(9,039)	(4,849)	(325)	(1,615)

Net income	118,844	44,206	67,393	17,210	23,415

	2008	2007	2006	2009	2008
Basic earnings per share	3,63	1.56	3.14	0.46	0.78
Diluted earnings per share	3.62	1.56	3.14	0.46	0.78
Cash dividends paid per share	4.89	3.81	5.85	0.87	0.50
Basic weighted average shares outstanding	32,739,057	28,252,472	21,476,196	37,424,291	29,975,312
Diluted weighted average shares outstanding	32,832,854	28,294,997	21,476,196	37,521,559	30,022,993

Other financial data:
Net cash from operating activities	127,900	83,649	106,613	29,574	10,316
Dividends paid	(165,886)	(107,349)	(122,590)	(32,968)	(14,988)

Selected Balance Sheet Data (at period end):
Cash and cash equivalents	31,378	13,342	11,729	109,319	18,181
Total assets	813,878	804,628	800,180	939,218	814,024
Total debt	15,000	105,500	173,500	46,000	115,500
Common stock	344	300	269	379	300
Total Shareholders’ equity	788,586	672,105	611,946	882,319	680,814

RISK FACTORS

Investing in our common shares involves risks. You should carefully consider the risks discussed under the caption “Risk Factors” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2008, filed on May 11, 2009, which is incorporated by reference in this prospectus supplement and the accompanying prospectus, and under the caption “Risk Factors” or any similar caption in the documents that we subsequently file with the Commission that are incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus, and in any free writing prospectus that you may be provided in connection with the offering of common shares pursuant to this prospectus supplement and the accompanying prospectus.

USE OF PROCEEDS

We estimate that the net proceeds from this offering, after deducting estimated expenses relating to this offering, will be approximately $122.40 million assuming no exercise of the over-allotment option granted to the underwriters, and $140.85 million assuming full exercise of the over-allotment option. The net proceeds of the offering are expected to be used to fund further acquisitions under planning and for general corporate purposes.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2009 on a historical basis and on an as adjusted basis to give effect to:

•	this offering;

•	the repayment on April 30, 2009 of $46.0 million of debt outstanding under our Credit Facility;

•	the application of net proceeds of this offering, as described under “Use of Proceeds;” and

•	the issuance of an additional 81,633 restricted common shares to the Manager under the Management Agreement following the closing of this offering.

You should read the adjusted capitalization table information below in connection with “Use of Proceeds” and our financial statements and related notes appearing elsewhere or incorporated by reference in this prospectus.

	March 31, 2009
Amounts in USD ‘000	Actual	As Adjusted
Debt:
Credit Facility	46,000	—

Total debt	46,000	—

Shareholders’ equity:
Common shares, $0.01 par value, outstanding actual 37,893,679 shares) and as adjusted (41,975,312 shares) (1)	379	420
Additional paid-in capital (1)(2)	981,751	1,104,111
Accumulated deficit	(99,811)	(99,811)

Total shareholders’ equity	882,319	1,004,720

Total capitalization	928,319	1,004,720

(1)	Common shares and Additional paid-in capital excludes (i) 400,000 common shares that are reserved for issuance upon exercise of options, as restricted share grants or otherwise, under our 2004 Stock Incentive Plan, (ii) 1,664,450 common shares that may be issued under our Dividend Reinvestment and Direct Stock Purchase Plan, and (iii) the underwriters’ option to purchase up to 600,000 additional shares to cover any over-allotments.
(2)	Additional paid-in capital, as adjusted, includes estimated fees and expenses of approximately $600,000 relating to this offering.

SHARE HISTORY AND MARKETS

Since November 16, 2004, the primary trading market for our common shares has been the NYSE, on which our shares are listed under the symbol “NAT.” The primary trading market for our common shares was the American Stock Exchange, or the AMEX, until November 15, 2004, at which time trading of our common shares on the AMEX ceased. The secondary trading market for our common shares was the Oslo Stock Exchange, or the OSE, until January 14, 2005, at which time trading of our common share on the OSE ceased.

The following table sets forth the high and low market prices for shares of our common stock as reported by the NYSE, the AMEX and the OSE. All references below to NOK are to Norwegian Kroner.

The year ended:	NYSE HIGH	NYSE LOW	AMEX HIGH	AMEX LOW	OSE HIGH	OSE LOW
2004	$41.30	$35.26	$41.59	$15.00	NOK 300.00	NOK 115.00
2005 (1)	$56.68	$28.60	N/A	N/A	NOK 225.00	NOK 205.00
2006	$41.70	$27.90	N/A	N/A	N/A	N/A
2007	$44.16	$29.50	N/A	N/A	N/A	N/A
2008	$42.00	$22.00	N/A	N/A	N/A	N/A

For the quarter ended:	NYSE HIGH	NYSE LOW
June 30, 2007	$41.24	$35.79
September 30, 2007	$40.20	$32.00
December 31, 2007	$36.49	$29.50
March 31, 2008	$34.30	$25.51
June 30, 2008	$42.00	$27.90
September 30, 2008	$41.39	$28.27
December 31, 2008	$36.00	$22.00
March 31, 2009	$36.85	$22.86

(1)	The OSE numbers for 2005 are based on trading through January 14, 2005

The high and low market prices for our common shares by month since November 2008 have been as follows:

For the month:	NYSE HIGH	NYSE LOW
November 2008	$35.31	$24.03
December 2008	$36.00	$25.76
January 2009	$36.85	$28.42
February 2009	$30.13	$25.53
March 2009	$31.54	$22.86
April 2009	$32.47	$29.10

On May 11, 2009, the closing sale price of our common shares on the NYSE was $36.50 per share.

TAX CONSIDERATIONS

Please see the section titled “Taxation” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2008 filed with the Commission on May 11, 2009.

CERTAIN ERISA CONSIDERATIONS

The following discussion is a summary of certain considerations associated with the purchase of our common stock by (i) employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code, (iii) entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements (each such plan and entity, an “ERISA Plan”) and (iv) plans that are subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are substantially similar to such provisions of ERISA or the Code (collectively, “Similar Laws”) and entities whose underlying assets are considered to include “plan assets” of such plans (each such plan and entity, an “Other Plan”).

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving “plan assets” with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

Because of the nature of our business as an operating company and the fact that we have no U.S. affiliates or U.S. operations, it is not likely that we would be considered a party in interest or a disqualified person with respect to any ERISA Plan or that our assets would be considered to be “plan assets” of any such ERISA Plan. However, a prohibited transaction within the meaning of ERISA and the Code may result if our common stock is acquired by an ERISA Plan to which an underwriter is a party in interest and such acquisition is not entitled to an applicable exemption, of which there are many.

Governmental plans, certain church plans and foreign plans, while not subject to the fiduciary responsibility or prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code, may nevertheless be subject to Similar Laws. Fiduciaries of any such plans should consult with their counsel before purchasing our common shares.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing our common shares on behalf of, or with the assets of, any ERISA Plan, or any Other Plan, consult with their counsel regarding the matters described herein.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated May 12, 2009, the underwriters named below, for whom Morgan Stanley & Co. Incorporated is acting as representative, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of common shares indicated below:

Name	Number of Shares
Morgan Stanley & Co. Incorporated	3,600,000
DnB NOR Markets, Inc.	400,000

Total:	4,000,000

The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the common shares offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the common shares offered by this prospectus supplement if any such common shares are taken. However, the underwriters are not required to take or pay for the common shares covered by the underwriters’ over-allotment option described below.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 600,000 additional common shares at the purchase price listed above. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the common shares offered by this prospectus supplement. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional common shares as the number listed next to the underwriter’s name in the preceding table bears to the total number of common shares listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total purchase price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriter’s option to purchase up to an additional 600,000 common shares.

	Total
	Per Share	No Exercise	Full Exercise
Purchase price	$32.00	$128,000,000	$147,200,000
Underwriting discounts and commissions to be paid by us	$1.25	$5,000,000	$5,750,000
Proceeds, before expenses, to us	$30.75	$123,000,000	$141,450,000

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $600,000.

Our common shares are listed on the New York Stock Exchange under the trading symbol “NAT”.

We and each of our officers and directors and the employees of the Manager listed under the caption “Management” in our annual report on Form 20-F for the fiscal year ended December 31, 2008 have agreed that, subject to specified exceptions, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, we and they will not, during the period ending 90 days from the date of this prospectus supplement:

•

directly or indirectly, issue, offer, sell, agree to issue, offer or sell, solicit offers to purchase, grant any call option, warrant or other right to purchase, purchase any put option or other right to sell, pledge, borrow or otherwise dispose of any common shares or any securities convertible into or exercisable or exchangeable for common shares, or make any announcement of, or filing with the Securities and Exchange Commission with respect to, any of the foregoing; or

•

enter into any swap, derivative or other transaction or arrangement that transfers to another, in whole or in part, any economic consequence of ownership of any common shares or any securities convertible into or exercisable or exchangeable for common shares;

whether any such transaction described above is to be settled by delivery of common shares or such other securities, in cash or otherwise. In addition, each such person agrees that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, it will not, during the period ending 90 days after the date of this prospectus supplement, make any demand for, or exercise any right with respect to, the registration of any common shares or any security convertible into or exercisable or exchangeable for common shares.

The 90 day restricted period described in the preceding paragraph will be extended if:

•

during the period that begins on the date that is 15 calendar days plus 3 business days before the last day of the 90-day restricted period and ends on the last day of such 90-day restricted period, we issue an earnings release or material news event relating to us occurs; or

•	prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period;

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the date that is 15 calendar days plus 3 business days after the date on which the issuance of the earnings release or the occurrence of the material news or material event occurs, unless the representative waives the extension of such restrictions.

In order to facilitate the offering of common shares, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common shares. Specifically, the underwriters may sell more common shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of common shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing common shares in the open market. In determining the source of common shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of common shares compared to the price available under the over-allotment option. The underwriters may also sell common shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing common shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common shares in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, common shares in the open market to stabilize the price of the common shares. These activities may raise or maintain the market price of the common shares above independent market levels or prevent or retard a decline in the market price of the common shares. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the underwriter may be required to make in respect of those liabilities.

A prospectus supplement in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representative may agree to allocate a number of common shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters that may make Internet distributions on the same basis as other allocations.

Morgan Stanley & Co. Incorporated (1585 Broadway, New York, New York) and DnB NOR Markets, Inc. (200 Park Avenue, New York, New York) and their respective affiliates from time to time perform investment banking and other financial services for us and our affiliates for which they receive customary advisory or transaction fees, as applicable, plus out-of-pocket expenses.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the common shares offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The common shares offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any common shares offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, with effect from and including the date on which the Prospectus Directive is implemented in that Member State an offer of common shares may not be made to the public in that Member State, other than:

(a) at any time to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b) at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c) at any time in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the above, the expression an “offer of common shares to the public” in relation to any common shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the common shares to be offered so as to enable an investor to decide to purchase or subscribe the common shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in that Member State.

United Kingdom

This prospectus supplement is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The common shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such common shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus supplement forms a part, all of which will be paid by us.

Printing and engraving expenses	$200,000
Legal fees and expenses	$100,000
NYSE Listing Fee	$50,000
Accounting fees and expenses	$75,000
Transfer agent and registrar	$—
Miscellaneous	$175,000

Total	$600,000

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Seward & Kissel LLP, New York, New York with respect to matters of United States law and by Appleby, Hamilton, Bermuda, with respect to matters of Bermuda law. Certain other matters will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

The financial statements and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus supplement by reference from our Annual Report on Form 20-F for the year ended December 31, 2008 have been audited by Deloitte AS, an independent registered public accounting firm, as stated in their reports, which are incorporated by reference, and have been so incorporated in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the documents listed below and any future filings made with the Commission on Form 20-F and any other future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act that indicate that they are incorporated by reference herein until the termination of this offering. Nothing contained herein shall be deemed to incorporate by reference documents that we furnish to, but do not file with, the Commission unless such documents state that they are incorporated by reference into this prospectus.

•	Our Registration Statement on Form 8-A filed with the Commission on February 14, 2007.

•	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2008 filed with the Commission on May 11, 2009.

•	Our Reports of Foreign Private Issuer on Form 6-K filed with the Commission on May 12, 2009 (two filings).

•	Any future filing we will make that states that it is incorporated into this prospectus.

You may request a free copy of the above mentioned filing or any subsequent filing we incorporate by reference to this prospectus by writing or telephoning us at the following address:

Nordic American Tanker Shipping Limited

Attn: Corporate Secretary

LOM Building

27 Reid Street

Hamilton HM 11

Bermuda

(441) 292-7202

PROSPECTUS

Nordic American Tanker Shipping Limited

Through this prospectus, we may periodically offer:

(1)	common shares, including the related preferred stock purchase rights;

(2)	our preferred shares; and

(3)	our debt securities.

The prices and other terms of the securities that we will offer will be determined at the time of their offering and will be described in a supplement to this prospectus.

Our common shares are currently listed on the New York Stock Exchange under the symbol “NAT.”

The securities issued under this prospectus may be offered directly or through underwriters, agents or dealers. The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.

An investment in these securities involves risks. See the section entitled “Risk Factors” beginning on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 12, 2008

Unless otherwise indicated, all dollar references in this prospectus are to U.S. dollars and financial information presented in this prospectus that is derived from financial statements incorporated by reference is prepared in accordance with accounting principles generally accepted in the United States.

This prospectus is part of a registration statement we filed with the Securities Exchange Commission, or Commission, using a shelf registration process. Under the shelf registration process, we may sell the common shares including the related preferred stock purchase rights, preferred shares and debt securities described in this prospectus from time-to-time in the future in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the offered securities. The prospectus supplement may also add, update or change the information contained in this prospectus. You should read carefully both this prospectus and any prospectus supplement, together with the additional information described below.

This prospectus does not contain all the information provided in the registration statement we filed with the Commission. For further information about us or the securities offered hereby, you should refer to that registration statement, which you can obtain from the Commission as described below under “Where You Can Find More Information”.

Common shares may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 and the Exchange Control Act 1972, and related regulations of Bermuda which regulate the sale of securities in Bermuda. In addition, specific permission is required from the Bermuda Monetary Authority, or the BMA, pursuant to the provisions of the Exchange Control Act 1972 and related regulations, for all issuances and transfers of securities of Bermuda companies, other than in cases where the BMA has granted a general permission. The BMA in its policy dated June 1, 2005 provides that where any equity securities, including our common shares, of a Bermuda company are listed on an appointed stock exchange, general permission is given for the issue and subsequent transfer of any securities of a company from and/or to a non-resident, for as long as any equities securities of such company remain so listed. The New York Stock Exchange, or NYSE, is deemed to be an appointed stock exchange under Bermuda law.

Notwithstanding the above general permission, the BMA has granted the Company permission to, subject to the common shares in the Company being listed on an appointed stock exchange, issue, grant, create, sell and transfer any of the Company’s shares, stock, bonds, notes (other than promissory notes), debentures, debenture stock, units under a unit trust scheme, shares in an oil royalty, options, warrants, coupons, rights and depository receipts, or collectively the Securities, to and among persons who are either resident or non-resident of Bermuda for exchange control purposes, whether or not the Securities are listed on an appointed stock exchange. The BMA and the Registrar of Companies accept no responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed in this prospectus.

In this prospectus, “we,” “us” and “our” all refer to Nordic American Tanker Shipping Limited.

PROSPECTUS SUMMARY

This section summarizes some of the information that is contained in other documents incorporated by reference in this prospectus. As an investor or prospective investor, you should review carefully the risk factors and the more detailed information contained in such other documents.

Corporate Structure

We are incorporated under the laws of the Islands of Bermuda. We maintain our principal executive offices at LOM Building, 27 Reid Street, Hamilton HM 11, Bermuda. Our telephone number is (441) 292-7202. Our website is www.nat.bm. Pursuant to our management agreement, or Management Agreement, with Scandic American Shipping Ltd., or the Manager, the Manager provides management, administrative and advisory services related to the maintenance and operation of our vessels.

The Securities We May Offer

We may use this prospectus to offer:

•	common shares, including the related preferred stock purchase rights;

•	preferred shares; and

•	debt securities.

We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above.

A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of these offered securities and may describe certain risks associated with an investment in the securities. Terms used in the prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

RISK FACTORS

We have identified a number of risk factors which you should consider before buying the securities we may offer using this prospectus. These risk factors are incorporated by reference into this registration statement from the Company’s Annual Report on Form 20-F filed on May 9, 2008. Please see “Information Incorporated by Reference.” In addition, you should also consider carefully the risks set forth under the heading “Risk Factors” in any prospectus supplement before investing in the common share offered by this prospectus. The occurrence of one or more of these risk factors could adversely affect our results of operations or financial condition.

USE OF PROCEEDS

Unless we specify otherwise in any prospectus supplement, we will use the net proceeds from the sale of securities offered by this prospectus for capital expenditures, repayment of indebtedness, working capital, to make vessel acquisitions and for general corporate purposes.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

Matters discussed in this document may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection with this safe harbor legislation. This document and any other written or oral statements made by us or on our behalf may include forward-looking statements which reflect our current views with respect to future events and financial performance. The words “believe,” “except,” “anticipate,” “intend,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” “expect,” “pending” and similar expressions identify forward-looking statements.

The forward-looking statements in this document are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.

In addition to these important factors and matters discussed elsewhere in this prospectus, and in the documents incorporated by reference in this prospectus, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including fluctuations in charter rates and vessel values, changes in demand in the tanker market, as a result of changes in OPEC’s petroleum production levels and world wide oil consumption and storage, changes in our operating expenses, including bunker prices, drydocking and insurance costs, changes in the market for our vessels, availability of financing and refinancing, changes in governmental rules and regulations or actions taken by regulatory authorities, potential liability from pending or future litigation, general domestic and international political conditions, potential disruption of shipping routes due to accidents or political events, vessel breakdowns and instances of off-hires, failure on the part of a seller to complete a sale to us and other important factors described from time to time in the reports we file with the Securities and Exchange Commission. We caution readers of this prospectus and any prospectus supplement not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to update or revise any forward-looking statements.

CAPITALIZATION

A prospectus supplement relating to the securities we may offer using this prospectus will include information on the Company’s capitalization.

PLAN OF DISTRIBUTION

We may sell or distribute the securities included in this Registration Statement through underwriters, through agents, to dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

In addition, we may sell some or all of the securities included in this Registration Statement through:

•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers.

In addition, we may enter into option or other types of transactions that require us to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus. We may enter into hedging transactions with respect to our securities. For example, we may:

•	enter into transactions involving short sales of the common shares by broker-dealers;

•	sell common shares short themselves and deliver the shares to close out short positions;

•	enter into option or other types of transactions that require us to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus; or

•	loan or pledge the common shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

Any broker-dealers or other persons acting on our behalf that participate with us in the distribution of the shares may be deemed to be underwriters and any commissions received or profit realized by them on the resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended, or the Securities Act. As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of the securities pursuant to this prospectus.

At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed, setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at the market” offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the New York Stock Exchange, the existing trading market for our common shares, or sales made to or through a market maker other than on an exchange.

We will bear costs relating to all of the securities being registered under this Registration Statement.

As a result of requirements of the Financial Industry Regulatory Authority (FINRA), formerly the National Association of Securities Dealers, Inc., or NASD, the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by us for the sale of any securities being registered pursuant to SEC Rule 415 under the Securities Act.

ENFORCEMENT OF CIVIL LIABILITIES

There is no treaty in force between the United States and Bermuda providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a United States judgment would be enforceable in Bermuda against us or our directors and officers depends on whether the U.S. court that entered the judgment is recognized by the Bermuda court as having jurisdiction over us or our directors and officers, as determined by reference to Bermuda conflict of law rules. A judgment debt from a U.S. court that is final and for a sum certain based on U.S. federal securities laws will not be enforceable in Bermuda unless the judgment debtor had submitted to the jurisdiction of the U.S. court, and the issue of submission and jurisdiction is a matter of Bermuda (not U.S.) law.

In addition, and irrespective of jurisdictional issues, the Bermuda courts will not enforce a U.S. federal securities law that is either penal or contrary to the public policy of Bermuda. An action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, may not be entertained by a Bermuda court to the extent they are contrary to Bermuda public policy. Certain remedies available under the laws of U.S. jurisdictions, including certain remedies under U.S. federal securities laws, may not be available under Bermuda law or enforceable in a Bermuda court, to the extent they are contrary to Bermuda public policy. Further, no claim may be brought in Bermuda against us or our directors and officers in the first instance for violations of U.S. federal securities laws because these laws have no extraterritorial jurisdiction under Bermuda law and do not have force of law in Bermuda. A Bermuda court may, however, impose civil liability on us or our directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law.

DESCRIPTION OF COMMON SHARES

Share History

In July 2007, the Company issued 3,000,000 common shares at a public offering price of $41.50 per share in a registered transaction. The net proceeds were used to repay debt under our $500,000,000 revolving credit facility, or Credit Facility, and prepare for further expansion. In connection with that offering and pursuant to the Management Agreement, we issued an additional 61,224 restricted common shares to the Manager at a purchase price equal to such shares’ par value of $0.01 per share.

In October 2006, the Company issued 5,750,000 common shares at a public offering price of $32.00 per share in a registered transaction. The net proceeds were used to repay debt under the Credit Facility and pay the balance of the purchase price of the three vessels delivered to us in November and December 2006. In connection with that offering and pursuant to the Management Agreement, we issued an additional 117,347 restricted common shares to the Manager at a purchase price equal to such shares’ par value of $0.01 per share.

In 2007, the Company granted 10,000 stock options under our 2004 Stock Incentive Plan at an exercise price equal to $35.17, subject to annual downward adjustment as described in our 2004 Stock Incentive Plan. No stock options were granted in 2006.

In May 2006, we issued a total of 16,700 restricted common shares under our 2004 Stock Incentive Plan.

In March 2006, we issued an additional 4,297,500 common shares in a follow-on public offering at a price of $28.50 per share, including 547,500 shares that were issued pursuant to the underwriters’ exercise of their over-allotment option. The net proceeds of the offering, after deducting underwriting discounts and expenses, were approximately $115.2 million. We used the net proceeds of the offering to repay indebtedness under the Credit Facility. We then borrowed approximately $62.1 million under the Credit Facility to finance the balance of the purchase price of our ninth vessel which was delivered to us in April 2006. In connection with that offering and pursuant to the Management Agreement, we issued an additional 87,704 restricted common shares to the Manager at a purchase price equal to such shares’ par value of $0.01 per share. Following the closing of the follow-on offering, we had a total of 21,029,700 common shares issued and outstanding.

In October 2005, we implemented a Dividend Reinvestment and Direct Stock Purchase Plan under which up to 1,664,450 common shares may be purchased by existing shareholders or new investors. Pursuant to the Management Agreement, up to 33,968 common shares may be issued to the Manager in connection with our Dividend Reinvestment and Direct Stock Purchase Plan.

In March 2005, we issued an additional 3,500,000 common shares in a follow-on public offering at a price of $49.50 per share. A portion of the approximately $162.1 million in net proceeds from that offering, after deducting underwriting discounts and expenses, were used to finance the balance of the purchase price of our fifth and sixth vessels, which we acquired in March 2005, and to repay all amounts then outstanding under our previous credit facility. In connection with that offering and pursuant to the Management Agreement, we issued an additional 76,658 restricted common shares to the Manager at a purchase price equal to such shares’ par value of $0.01 per share. Following the closing of the follow-on offering, we had a total of 16,644,496 common shares issued and outstanding.

Our Memorandum of Association and Bye-laws

The purposes and powers of the Company are set forth in Items 6 and 7 of our Memorandum of Association and in paragraphs (b) to (n) and (p) to (u) of the Second Schedule of the Bermuda Companies Act of 1981 (the “Companies Act”) which is attached as an exhibit to our Memorandum of Association. These purposes include the entering into of any guarantee, contract, indemnity or suretyship and to assure, support, secure, with or without the consideration or benefit, the performance of any obligations of any person or persons; and the borrowing and raising of money in any currency or currencies to secure or discharge any debt or obligation in any manner.

Our bye-laws provide that our board of directors shall convene and the Company shall hold annual general meetings in accordance with the requirements of the Companies Act at such times and places as the Board shall decide. Our board of directors may call special meetings at its discretion or as required by the Companies Act. Under the Companies Act, holders of one-tenth of our issued common shares may call special meetings of shareholders.

Bermuda law permits the bye-laws of a Bermuda company to contain a provision eliminating personal liability of a director or officer to the company for any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence default, breach of duty or breach of trust of which the officer or person may be guilty. Bermuda law also grants companies the power generally to indemnify directors and officers of the company if any such person was or is a party or threatened to be made a party to a threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director and officer of the company or was serving in a similar capacity for another entity at the company’s request.

Our bye-laws do not prohibit a director from being a party to, or otherwise having an interest in, any transaction or arrangement with the Company or in which the Company is otherwise interested. Our bye-laws provide that a director who has an interest in any transaction or arrangement with the Company and who has complied with the provisions of the Companies Act and with our bye-laws with regard to disclosure of such interest shall be taken into account in ascertaining whether a quorum is present, and will be entitled to vote in respect of any transaction or arrangement in which he is so interested. Our bye-laws provide our board of directors the authority to exercise all of the powers of the Company to borrow money and to mortgage or charge all or any part of our property and assets as collateral security for any debt, liability or obligation. Our directors are not required to retire because of their age, and our directors are not required to be holders of our common shares. Directors serve for one year terms, and shall serve until re-elected or until their successors are appointed at the next annual general meeting.

Our bye-laws provide that each director, alternate director, officer, person or member of a committee, if any, resident representative, or his heirs, executors or administrators, which we refer to collectively as an indemnitee, will be indemnified and held harmless out of our funds to the fullest extent permitted by Bermuda law against all liabilities, loss, damage or expense (including liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by him as such director, alternate director, officer, person or committee member or resident representative (or in his reasonable belief that he is acting as any of the above). In addition, each indemnitee shall be indemnified against all liabilities incurred in defending any proceedings, whether civil or criminal, in which judgment is given in such indemnitee’s favor, or in which he is acquitted.

There are no pre-emptive, redemption, conversion or sinking fund rights attached to our common shares. The holders of common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares. Unless a different majority is required by law or by our bye-laws, resolutions to be approved by holders of common shares require approval by a simple majority of votes cast at a meeting at which a quorum is present.

Special rights attaching to any class of our shares may be altered or abrogated with the consent in writing of not less than 75% of the issued and outstanding shares of that class or with the sanction of a resolution passed at a separate general meeting of the holders of such shares voting in person or by proxy.

Our Memorandum of Association and our bye-laws may be amended upon the consent of not less than two-thirds of the issued and outstanding common shares.

In the event of our liquidation, dissolution or winding up, the holders of common shares are entitled to share in our assets, if any, remaining after the payment of all of our debts and liabilities, subject to any liquidation preference on any outstanding preference shares.

Our bye-laws provide that our board of directors may, from time to time, declare and pay dividends out of contributed surplus. Each common share is entitled to dividends if and when dividends are declared by our board of directors, subject to any preferred dividend right of the holders of any preference shares.

There are no limitations on the right of non-Bermudians or non-residents of Bermuda to hold or vote our common shares.

Our bye-laws permit the Company to refuse to register the transfer of any common shares if the effect of that transfer would result in 50% or more of our aggregated issued share capital, or 50% or more of the outstanding voting power being held by persons who are resident for tax purposes in Norway or the United Kingdom.

Our bye-laws permit the Company to increase its capital, from time to time, with the consent of not less than two-thirds of the outstanding voting power of the Company’s issued and outstanding common shares.

Stockholder Rights Plan

On February 13, 2007, the Board of Directors adopted a stockholders’ rights agreement and declared a dividend of one preferred stock purchase right to purchase one one-thousandth of a share of our Series A Participating Preferred Stock for each outstanding share of our common stock, par value $0.01 per share. The dividend was payable on February 27, 2007 to stockholders of record on that date. Each right entitles the registered holder to purchase from us one one-thousandth of a share of Series A Participating Preferred Stock at an exercise price of $115, subject to adjustment. We can redeem the rights at any time prior to a public announcement that a person has acquired ownership of 15% or more of the Company’s common stock.

This stockholder rights plan was designed to enable us to protect stockholder interests in the event that an unsolicited attempt is made for a business combination with, or a takeover of, the Company. We believe that the stockholder rights plan should enhance our Board’s negotiating power on behalf of stockholders in the event of a coercive offer or proposal. We are not currently aware of any such offers or proposals.

DESCRIPTION OF PREFERRED SHARES

The material terms of any series of preferred stock that we offer through a prospectus supplement will be described in that prospectus supplement.

Subject to shareholder approval, the board of directors has the authority to issue preferred shares in one or more series and to determine the rights, preferences and restrictions, with respect to, among other things, dividends, conversion, voting, redemption, liquidation and the number of shares constituting any series. The issuance of preferred shares may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the shareholders. The issuance of preferred shares with voting and conversion rights may adversely affect the voting power of the holders of common shares.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates. We may issue senior debt securities and subordinated debt securities pursuant to separate indentures, a senior indenture and a subordinated indenture, respectively, in each case between us and the trustee named in the indenture. These indentures will be filed either as exhibits to an amendment to this Registration Statement or a prospectus supplement, or as an exhibit to a Securities Exchange Act of 1934, or Exchange Act, report that will be incorporated by reference to the Registration Statement or a prospectus supplement. We will refer to any or all of these reports as “subsequent filings.” The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes referred to individually as an “indenture” and collectively as the “indentures.” Each indenture will be subject to and governed by the Trust Indenture Act. The aggregate principal amount of debt securities which may be issued under each indenture will be unlimited and each indenture will contain the specific terms of any series of debt securities or provide that those terms must be set forth in or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series.

Our statements below relating to the debt securities and the indentures are summaries of their anticipated provisions, are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture and any applicable U.S. federal income tax consideration as well as any applicable modifications of or additions to the general terms described below in the applicable prospectus supplement or supplemental indenture.

General

The material terms of any series of senior or subordinated debt securities that we offer through a prospectus supplement will be described in that prospectus supplement. You should read the subsequent filings relating to the particular series of debt securities for the following terms of the offered debt securities:

•	the designation, aggregate principal amount and authorized denominations;

•	the issue price, expressed as a percentage of the aggregate principal amount;

•	the maturity date;

•	the interest rate per annum, if any;

•

if the offered debt securities provide for interest payments, the date from which interest will accrue, the dates on which interest will be payable, the date on which payment of interest will commence and the regular record dates for interest payment dates;

•	any optional or mandatory sinking fund provisions or conversion or exchangeability provisions;

•

the date, if any, after which and the price or prices at which the offered debt securities may be optionally redeemed or must be mandatorily redeemed and any other terms and provisions of optional or mandatory redemptions;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which offered debt securities of the series will be issuable;

•	if other than the full principal amount, the portion of the principal amount of offered debt securities of the series which will be payable upon acceleration or provable in bankruptcy;

•	any events of default not set forth in this prospectus;

•	the currency or currencies, including composite currencies, in which principal, premium and interest will be payable, if other than the currency of the United States of America;

•

if principal, premium or interest is payable, at our election or at the election of any holder, in a currency other than that in which the offered debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made;

•	whether interest will be payable in cash or additional securities at our or the holders’ option and the terms and conditions upon which the election may be made;

•

if denominated in a currency or currencies other than the currency of the United States of America, the equivalent price in the currency of the United States of America for purposes of determining the voting rights of holders of those debt securities under the applicable indenture;

•

if the amount of payments of principal, premium or interest may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the offered debt securities of the series are stated to be payable, the manner in which the amounts will be determined;

•	any restrictive covenants or other material terms relating to the offered debt securities, which may not be inconsistent with the applicable indenture;

•	whether the offered debt securities will be issued in the form of global securities or certificates in registered or bearer form;

•	any terms with respect to subordination;

•	any listing on any securities exchange or quotation system;

•	additional provisions, if any, related to defeasance and discharge of the offered debt securities; and

•	the applicability of any guarantees.

Unless otherwise indicated in subsequent filings relating to the indenture, principal, premium and interest will be payable and the debt securities will be transferable at the corporate trust office of the applicable trustee. Unless other arrangements are made or set forth in subsequent filings or a supplemental indenture, principal, premium and interest will be paid by checks mailed to the holders at their registered addresses.

Unless otherwise indicated in subsequent filings, the debt securities will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these debt securities.

Some or all of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below the stated principal amount. United States federal income consequences and other special considerations applicable to any discounted securities will be described in subsequent filings relating to those securities.

We refer you to applicable subsequent filings with respect to any deletions or additions or modifications from the description contained in this prospectus.

Senior Debt

We may issue senior debt securities under the senior debt indenture. These senior debt securities will rank on an equal basis with all our other unsecured debt except subordinated debt.

Subordinated Debt

We may issue subordinated debt securities under the subordinated debt indenture. Subordinated debt will rank subordinate and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all our senior debt (both secured and unsecured).

In general, the holders of all senior debt are first entitled to receive payment of the full amount unpaid on senior debt before the holders of any of the subordinated debt securities are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events.

If we default in the payment of any principal of, or premium, if any, or interest on any senior debt when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, we cannot make a payment on account of or redeem or otherwise acquire the subordinated debt securities.

If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to us or our property, then all senior debt must be paid in full before any payment may be made to any holders of subordinated debt securities.

Furthermore, if we default in the payment of the principal of and accrued interest on any subordinated debt securities that is declared due and payable upon an event of default under the subordinated debt indenture, holders of all our senior debt will first be entitled to receive payment in full in cash before holders of such subordinated debt can receive any payments.

Senior debt means:

•

the principal, premium, if any, interest and any other amounts owing in respect of our indebtedness for money borrowed and indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by us, including the senior debt securities or letters of credit;

•	all capitalized lease obligations;

•	all hedging obligations;

•	all obligations representing the deferred purchase price of property; and

•	all deferrals, renewals, extensions and refundings of obligations of the type referred to above;

•	but senior debt does not include:

•	subordinated debt securities; and

•	any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, our subordinated debt securities.

Covenants

Any series of offered debt securities may have covenants in addition to or differing from those included in the applicable indenture which will be described in subsequent filings prepared in connection with the offering of such securities, limiting or restricting, among other things:

•	the ability of us to incur either secured or unsecured debt, or both;

•	the ability to make certain payments, dividends, redemptions or repurchases;

•	our ability to create dividend and other payment restrictions;

•	our ability to make investments;

•	mergers and consolidations by us;

•	sales of assets by us;

•	our ability to enter into transactions with affiliates;

•	our ability to incur liens; and

•	sale and leaseback transactions.

Modification of the Indentures

Each indenture and the rights of the respective holders may be modified by us only with the consent of holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series under the respective indenture affected by the modification, taken together as a class. But no modification that:

(1)	changes the amount of securities whose holders must consent to an amendment, supplement or waiver;

(2)	reduces the rate of or changes the interest payment time on any security or alters its redemption provisions (other than any alteration to any such section which would not materially adversely affect the legal rights of any holder under the indenture) or the price at which we are required to offer to purchase the securities;

(3)	reduces the principal or changes the maturity of any security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation;

(4)	waives a default or event of default in the payment of the principal of or interest, if any, on any security (except a rescission of acceleration of the securities of any series by the holders of at least a majority in principal amount of the outstanding securities of that series and a waiver of the payment default that resulted from such acceleration);

(5)	makes the principal of or interest, if any, on any security payable in any currency other than that stated in the security;

(6)	makes any change with respect to holders’ rights to receive principal and interest, the terms pursuant to which defaults can be waived, certain modifications affecting shareholders or certain currency-related issues; or

(7)	waives a redemption payment with respect to any security or change any of the provisions with respect to the redemption of any securities will be effective against any holder without his consent. In addition, other terms as specified in subsequent filings may be modified without the consent of the holders.

Events of Default

Each indenture defines an event of default for the debt securities of any series as being any one of the following events:

•	default in any payment of interest when due which continues for 30 days;

•	default in any payment of principal or premium when due;

•	default in the deposit of any sinking fund payment when due;

•	default in the performance of any covenant in the debt securities or the applicable indenture which continues for 60 days after we receive notice of the default;

•

default under a bond, debenture, note or other evidence of indebtedness for borrowed money by us or our subsidiaries (to the extent we are directly responsible or liable therefor), if any, having a principal amount in excess of a minimum amount set forth in the applicable subsequent filing, whether such indebtedness now exists or is hereafter created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled or cured within 30 days after we receive notice of the default; and

•	events of bankruptcy, insolvency or reorganization.

An event of default of one series of debt securities does not necessarily constitute an event of default with respect to any other series of debt securities.

There may be such other or different events of default as described in an applicable subsequent filing with respect to any class or series of offered debt securities.

In case an event of default occurs and continues for the debt securities of any series, the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding of that series may declare the principal and accrued but unpaid interest of the debt securities of that series to be due and payable. Any event of default for the debt securities of any series which has been cured may be waived by the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding.

Each indenture requires us to file annually after debt securities are issued under that indenture with the applicable trustee a written statement signed by two of our officers as to the absence of material defaults under the terms of that indenture. Each indenture provides that the applicable trustee may withhold notice to the holders of any default if it considers it in the interest of the holders to do so, except notice of a default in payment of principal, premium or interest.

Subject to the duties of the trustee in case an event of default occurs and continues, each indenture provides that the trustee is under no obligation to exercise any of its rights or powers under that indenture at the request, order or direction of holders unless the holders have offered to the trustee reasonable indemnity. Subject to these provisions for indemnification and the rights of the trustee, each indenture provides that the holders of a majority in principal amount of the debt securities of any series then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee as long as the exercise of that right does not conflict with any law or the indenture.

Defeasance and Discharge

The terms of each indenture provide us with the option to be discharged from any and all obligations in respect of the debt securities issued thereunder upon the deposit with the trustee, in trust, of money or U.S. government obligations, or both, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay any installment of principal, premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of the payments in accordance with the terms of the debt securities and the indenture governing the debt securities. This right may only be exercised if, among other things, we have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders. This discharge would not apply to our obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold moneys for payment in trust.

Defeasance of Certain Covenants

The terms of the debt securities provide us with the right to omit complying with specified covenants and that specified events of default described in a subsequent filing will not apply. In order to exercise this right, we will be required to deposit with the trustee money or U.S. government obligations, or both, which through the payment of interest and principal will provide money in an amount sufficient to pay principal, premium, if any, and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of such payments in accordance with the terms of the debt securities and the indenture governing such debt securities. We will also be required to deliver to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the IRS a ruling to the effect that the deposit and related covenant defeasance will not cause the holders of such series to recognize income, gain or loss for federal income tax purposes.

A subsequent filing may further describe the provisions, if any, of any particular series of offered debt securities permitting a discharge defeasance.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in an applicable subsequent filing and registered in the name of the depository or a nominee for the depository. In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by the global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive certificated form, a global security may not be transferred except as a whole by the depository for the global security to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository or by the depository or any nominee to a successor depository for that series or a nominee of the successor depository and except in the circumstances described in an applicable subsequent filing.

We expect that the following provisions will apply to depository arrangements for any portion of a series of debt securities to be represented by a global security. Any additional or different terms of the depository arrangement will be described in an applicable subsequent filing.

Upon the issuance of any global security, and the deposit of that global security with or on behalf of the depository for the global security, the depository will credit, on its book-entry registration and transfer system, the principal amounts of the debt securities represented by that global security to the accounts of institutions that have accounts with the depository or its nominee. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of the debt securities or by us, if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participating institutions or persons that may hold interest through such participating institutions. Ownership of beneficial interests by participating institutions in the global security will be shown on, and the transfer of the beneficial interests will be effected only through, records maintained by the depository for the global security or by its nominee. Ownership of beneficial interests in the global security by persons that hold through participating institutions will be shown on, and the transfer of the beneficial interests within the participating institutions will be effected only through, records maintained by those participating institutions. The laws of some jurisdictions may require that purchasers of securities take physical delivery of the securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in the global securities.

So long as the depository for a global security, or its nominee, is the registered owner of that global security, the depository or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Unless otherwise specified in an applicable subsequent filing and except as specified below, owners of beneficial interests in the global security will not be entitled to have debt securities of the series represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of the series in certificated form and will not be considered the holders thereof for any purposes under the indenture. Accordingly, each person owning a beneficial interest in the global security must rely on the procedures of the depository and, if such person is not a participating institution, on the procedures of the participating institution through which the person owns its interest, to exercise any rights of a holder under the indenture.

The depository may grant proxies and otherwise authorize participating institutions to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the applicable indenture. We understand that, under existing industry practices, if we request any action of holders or any owner of a beneficial interest in the global security desires to give any notice or take any action a holder is entitled to give or take under the applicable indenture, the depository would authorize the participating institutions to give the notice or take the action, and participating institutions would authorize beneficial owners owning through such participating institutions to give the notice or take the action or would otherwise act upon the instructions of beneficial owners owning through them.

Unless otherwise specified in an applicable subsequent filings, payments of principal, premium and interest on debt securities represented by global security registered in the name of a depository or its nominee will be made by us to the depository or its nominee, as the case may be, as the registered owner of the global security.

We expect that the depository for any debt securities represented by a global security, upon receipt of any payment of principal, premium or interest, will credit participating institutions’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the depository. We also expect that payments by participating institutions to owners of beneficial interests in the global security held through those participating institutions will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in street names, and will be the responsibility of those participating institutions. None of us, the trustees or any agent of ours or the trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to those beneficial interests.

Unless otherwise specified in the applicable subsequent filings, a global security of any series will be exchangeable for certificated debt securities of the same series only if:

•

the depository for such global securities notifies us that it is unwilling or unable to continue as depository or such depository ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor depository is not appointed by us within 90 days after we receive the notice or become aware of the ineligibility,

•	we in our sole discretion determine that the global securities shall be exchangeable for certificated debt securities, or

•	there shall have occurred and be continuing an event of default under the applicable indenture with respect to the debt securities of that series.

Upon any exchange, owners of beneficial interests in the global security or securities will be entitled to physical delivery of individual debt securities in certificated form of like tenor and terms equal in principal amount to their beneficial interests, and to have the debt securities in certificated form registered in the names of the beneficial owners, which names are expected to be provided by the depository’s relevant participating institutions to the applicable trustee.

In the event that the Depository Trust Company, or DTC, acts as depository for the global securities of any series, the global securities will be issued as fully registered securities registered in the name of Cede & Co., DTC’s partnership nominee.

DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participating institutions deposit with DTC. DTC also facilitates the settlement among participating institutions of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participating institutions’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participating institutions include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participating institutions and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers and banks and trust companies that clear through or maintain a custodial relationship with a direct participating institution, either directly or indirectly. The rules applicable to DTC and its participating institutions are on file with the Commission.

To facilitate subsequent transfers, the debt securities may be registered in the name of DTC’s nominee, Cede & Co. The deposit of the debt securities with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC’s records reflect only the identity of the direct participating institutions to whose accounts debt securities are credited, which may or may not be the beneficial owners. The participating institutions remain responsible for keeping account of their holdings on behalf of their customers.

Delivery of notices and other communications by DTC to direct participating institutions, by direct participating institutions to indirect participating institutions, and by direct participating institutions and indirect participating institutions to beneficial owners of debt securities are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect.

Neither DTC nor Cede & Co. consents or votes with respect to the debt securities. Under its usual procedures, DTC mails a proxy to the issuer as soon as possible after the record date. The proxy assigns Cede & Co.’s consenting or voting rights to those direct participating institutions to whose accounts the debt securities are credited on the record date.

If applicable, redemption notices shall be sent to Cede & Co. If less than all of the debt securities of a series represented by global securities are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participating institutions in that issue to be redeemed.

To the extent that any debt securities provide for repayment or repurchase at the option of the holders thereof, a beneficial owner shall give notice of any option to elect to have its interest in the global security repaid by us, through its participating institution, to the applicable trustee, and shall effect delivery of the interest in a global security by causing the direct participating institution to transfer the direct participating institution’s interest in the global security or securities representing the interest, on DTC’s records, to the applicable trustee.

The requirement for physical delivery of debt securities in connection with a demand for repayment or repurchase will be deemed satisfied when the ownership rights in the global security or securities representing the debt securities are transferred by direct participating institutions on DTC’s records.

DTC may discontinue providing its services as securities depository for the debt securities at any time. Under such circumstances, in the event that a successor securities depository is not appointed, debt security certificates are required to be printed and delivered as described above.

We may decide to discontinue use of the system of book-entry transfers through the securities depository. In that event, debt security certificates will be printed and delivered as described above.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

SEC registration fee	$ *
Blue Sky fees and expenses	$ *
Printing and engraving expenses	$ *
Legal fees and expenses	$ *
NYSE Supplemental Listing Fee	$ *
Rating agency fees	$ *
Accounting fees and expenses	$ *
Indenture Trustee fees and expenses	$ *
Transfer agent and registrar	$ *
Miscellaneous	$ *

Total	$ *

*	To be provided by amendment, supplement or as an exhibit to Report on Form 6-K that is incorporated by reference into this prospectus.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Appleby with respect to matters of Bermuda law.

EXPERTS

The financial statements incorporated in this prospectus by reference from the Company’s annual report on Form 20-F have been audited by Deloitte AS, an independent registered public accounting firm, as stated in their report, which is incorporated by reference, and has been so incorporated in reliance upon the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Government Filings

We file annual and special reports within the Securities and Exchange Commission. You may read and copy any document that we file at the public reference facilities maintained by the Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1 (800) SEC-0330, and you may obtain copies at prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. 20549. The SEC maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. In addition, you can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

Information Incorporated by Reference

The SEC allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference our Annual Report on Form 20-F for the fiscal year ended December 31, 2007, filed with the SEC on May 9, 2008, which contains audited financial statements for the most recent fiscal year for which those statements have been filed. We also incorporate by reference our Registration Statement on Form 8-A filed with the SEC on February 14, 2007. Additionally, we incorporate by reference any future filings we will make with the SEC under the Securities Exchange Act if such filings state that they are incorporated by reference into this prospectus, until we file a post-effective amendment indicating that the offering of securities made by this prospectus has been completed.

You may request a free copy of the above mentioned filing or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:

Nordic American Tanker Shipping Limited

Attn: Herbjørn Hansson

LOM Building

27 Reid Street

Hamilton HM 11

Bermuda

(441) 292-7202

http://www.nat.bm

Information Provided by the Company

We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent public accountants, and intend to furnish quarterly reports containing selected unaudited financial data for the first three quarters of each fiscal year. The audited financial statements will be prepared in accordance with accounting principles generally accepted in the United States of America. As a “foreign private issuer,” we are exempt from the rules under the Securities Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of the New York Stock Exchange, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” we are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.